EXHIBIT 99.1

Enviva Partners Announces 23rd Consecutive Quarterly Distribution Increase, Reports First Quarter 2021 Results, and Reaffirms Full-Year Guidance
BETHESDA, Md. April 28, 2021 — Enviva Partners, LP (NYSE: EVA) (“Enviva,” the “Partnership,” “we,” or “our”) today announced the declaration of its 23rd consecutive quarterly distribution increase and reported financial and operating results for the first quarter of 2021. Additionally, the Partnership reaffirmed its previously announced full-year 2021 guidance.
Highlights:
•For the first quarter of 2021, the Partnership declared a distribution of $0.785 per common unit, a 15.4% increase over the first quarter of 2020 and its 23rd consecutive quarterly distribution increase since its initial public offering.
•For the first quarter of 2021, the Partnership reported net loss of $1.5 million, adjusted net income of $7.4 million, and adjusted EBITDA of $46.3 million, which was a 58.8% increase in adjusted EBITDA over the same period in 2020.
•The Partnership reaffirmed full-year 2021 guidance, including net income in the range of $42.3 million to $62.3 million, adjusted EBITDA in the range of $230.0 million to $250.0 million, and per-unit distributions of at least $3.17, each before considering the benefit of any additional drop-downs or other acquisitions.
•The Partnership’s sponsor announced the signing of a new 21-year take-or-pay off-take contract to supply a biomass project backed by a major Japanese utility and a major Japanese trading house with 60,000 metric tons per year (“MTPY”) of wood pellets. Deliveries under the contract are expected to commence in 2024.
•Recently, Enviva announced a partnership with Mitsui O.S.K. Lines to explore developing and deploying an environmentally friendly bulk carrier, the use of which would reduce greenhouse gas (“GHG”) emissions in ocean transportation by harnessing wind energy.
“Given that the first quarter of the year typically is our seasonally soft period, we were very pleased to report a 59% increase in adjusted EBITDA relative to the same period last year,” said John Keppler, Chairman and Chief Executive Officer. “Production and sales from the recently acquired Greenwood and Waycross plants and the performance of our commercial and operating teams, which has continued to ensure high-quality, uninterrupted deliveries to our customers, drove our solid financial results. Building on this foundation, we look forward to the commissioning and production ramps underway at the Northampton and Southampton plant expansions driving further margin increases throughout the year in support of our previously announced guidance.”

First Quarter 2021 Financial Results

$ millions, unless noted	First Quarter 2021	First Quarter 2020	% Change
Net Revenue	241.0	204.5	17.9
Gross Margin	22.3	27.3	(18.3)
Adjusted Gross Margin	49.1	33.3	47.5
Net Income (Loss)	(1.5)	7.6	NM
Adjusted Net Income	7.4	9.1	(19.0)
Adjusted EBITDA	46.3	29.2	58.8
Distributable Cash Flow (“DCF”)*	30.4	18.6	63.3
Adjusted Gross Margin $/MT	42.73	33.15	28.9
*DCF represents amounts prior to any distributions attributable to incentive distribution rights.
As detailed above, results for the first quarter of 2021 benefited from incremental production and sales related to acquisitions and operational improvements executed in 2020. Typically, our business experiences higher seasonality during the first quarter of the year as compared to subsequent quarters, as colder and wetter winter weather modestly increases costs of procurement and production at our plants. Nonetheless, the Partnership achieved financial results substantially in line with management’s expectations during the first quarter, including the following financial highlights:
•Net revenue increased by $36.6 million, or 17.9%, for the first quarter of 2021 as compared to the first quarter of 2020, primarily as a result of a $26.7 million increase in product sales and a $9.9 million increase in other revenue. For the first quarter of 2021, other revenue included payments to the Partnership for adjusting deliveries under our take-or-pay off-take contracts, which otherwise would have been included in product sales.
•Gross margin for the first quarter of 2021 decreased by $5.0 million, or 18.3%, as compared to the first quarter of 2020 principally due to an increase of $6.8 million in depreciation and amortization expense associated with the acquisitions in July 2020 and $8.0 million less in changes in unrealized derivative instruments, which were primarily offset by a 14% increase in product sales volumes.
•Adjusted gross margin for the first quarter of 2021 increased by $15.8 million, or 47.5%, as compared to the first quarter of 2020. The increase in adjusted gross margin is primarily attributable to higher sales volumes, and higher pricing due to customer contract mix, which were partially offset by higher cost of goods sold associated with increased seasonality.
•Adjusted gross margin per metric ton for the first quarter of 2021 increased by $9.58, or 28.9%, as compared to the first quarter of 2020. The increase in adjusted gross margin per metric ton is primarily attributable to higher pricing due to customer contract mix.
•The Partnership generated a net loss of $1.5 million for the first quarter of 2021 compared to net income of $7.6 million for the corresponding period in 2020. Adjusted net income for the first quarter of 2021 decreased by $1.7 million, or 19.0%, as compared to the corresponding period in 2020.
•Adjusted EBITDA for the first quarter of 2021 increased by $17.2 million, or 58.8%, as compared to the first quarter of 2020, primarily due to higher sales volumes and higher pricing as a result of customer contract mix. DCF increased by $11.8 million, or 63.3%, for the first quarter of 2021, as compared to the corresponding period in 2020, as a result of adjusted EBITDA growth outpacing increases in interest expense and maintenance capital expenditures.
•As of March 31, 2021, the Partnership’s liquidity, which included cash on hand and availability under the Partnership’s previous $350 million revolving credit facility, was $187.1 million. The Partnership expanded its revolving credit facility to $525 million on April 16, 2021.
•The Partnership continues to report that, during the first quarter of 2021 and to date, our operating and financial results have not been materially impacted by the outbreak of a novel strain of coronavirus (“COVID-19”) and all of our customers have performed in accordance with their contracts with us. Although the full implications of COVID-19 are not yet known, we have contingency and business continuity plans in place that we believe would mitigate the impact of potential business disruptions if necessary.
Distribution

On April 27, 2021, the board of directors of the Partnership’s general partner (the “Board”) declared a distribution of $0.785 per common unit for the first quarter of 2021, an increase of 15.4% over the corresponding period in 2020. This distribution represents the 23rd consecutive distribution increase since the Partnership’s initial public offering. The Partnership’s DCF, net of amounts attributable to incentive distribution rights, of $22.1 million for the first quarter of 2021 covered the distribution for the quarter at 0.70 times. The quarterly distribution will be paid on Friday, May 28, 2021, to unitholders of record as of the close of business on Friday, May 14, 2021.

When determining the distribution for a quarter, the Board evaluates the Partnership’s distribution coverage ratio on a forward-looking annual basis, after taking into consideration its expected DCF, net of expected amounts attributable to incentive distribution rights, for the full year. On this basis, the Partnership continues to target a distribution coverage ratio of 1.2 times on a forward-looking annual basis.

2021 Guidance Reaffirmed

Based on solid performance during the first quarter of 2021, and the outlook for the remainder of the year, the Partnership reaffirmed its previously provided guidance for full-year 2021, as outlined below:

$ millions, unless noted	2021
Net Income	42.3 - 62.3
Adjusted EBITDA	230.0 - 250.0
Interest Expense	57.0
Maintenance Capex	13.0
DCF*	160.0 - 180.0
Distribution per Common Unit	≥$3.17/unit
Distribution Coverage Ratio (on a forward-looking annual basis)	≥1.2 times
*DCF represents amounts prior to any distributions attributable to incentive distribution rights.

The guidance amounts provided above do not include the impact of any additional acquisitions by the Partnership from our sponsor or third parties. The Partnership’s quarterly income and cash flow are subject to seasonality and the mix of customer shipments made, which vary from period to period. Similar to previous years, the Partnership expects net income, adjusted EBITDA, and distributable cash flow for the second half of 2021 to be significantly higher than for the first half of the year, and for the fourth quarter to be a significant step up from the third quarter.

“The solid financial results we delivered for the first quarter of 2021 set the stage for strong full-year results, during which we expect to continue our track record of organic growth and accretive drop-down transactions. This track record has enabled us to consistently and durably increase per-unit distributions every quarter since our initial public offering,” said Shai Even, Chief Financial Officer. “Our fully contracted business model, combined with our conservative financial policies, places us in an excellent position to continue to stably and reliably grow the Partnership in size, scale, and profitability.”

Notable Recent Financing Activities

The Partnership recently amended its senior secured revolving credit facility, extending the maturity to April 2026 from October 2023, increasing its size to $525 million from $350 million, and reducing the cost of borrowing by 25 basis points. The amendment is a result of the increased scale, diversification, and significant market opportunities ahead for Enviva, and the expanded revolver will be an important tool for the Partnership as it adds financial flexibility for funding anticipated growth over the next several years.

Enviva remains committed to conservatively managing its balance sheet, targeting a leverage ratio between 3.5 and 4.0 times. Additionally, the Partnership expects to continue to finance growth initiatives and acquisitions with 50% equity and 50% debt.

Market and Contracting Update

Additional global commitments to achieve net-zero emissions, combined with favorable legislative and policy recommendations supporting incremental utilization of sustainably sourced biomass, continue to reinforce the growing long-term market opportunity for the Partnership’s products around the world.

Last week, the European Union (“EU”) Commission released its taxonomy, which is the centerpiece of the EU’s sustainable investment strategy, and one of the key mechanisms used to implement the European Green Deal. The new taxonomy recognizes bioenergy used for power and heat as making a substantial contribution to climate mitigation, alongside other renewables such as wind and solar, underscoring its indispensable role in the EU low-carbon energy transition.

Additionally, the International Renewable Energy Agency, an intergovernmental organization comprising 163 member countries, published a preview to its World Energy Transitions Outlook report where, for the first time, it provided a specific pathway to meet the Paris Agreement’s goal of limiting global temperature rise to 1.5 degrees Celsius. The report highlights the need for year-over-year global GHG emissions reductions of 3.3% in order to reach net zero by 2050 and requires the share of biomass in energy generation to increase from 3% in 2018 to 18% in 2050 in order to achieve this goal.

In the United Kingdom (the “UK”), the Department for Business, Energy and Industrial Strategy published its new Industrial Decarbonization Strategy, a blueprint for facilitating the world’s first low-carbon industry. Building on the 10 Point Plan for a Green Industrial Revolution, the paper outlines how industries can decarbonize in line with net-zero objectives while remaining competitive and without pushing emissions abroad. To reduce GHG emissions by at least two-thirds by 2035 as compared to 2018 levels, the strategy outlines a policy framework for industries to switch from fossil fuels to low-carbon alternatives such as biomass. The report makes it clear that the UK government foresees an important role for biomass in the decarbonization of industry, especially when combined with carbon capture and storage (“CCS”).

Notably, a report commissioned by Drax Group plc (“Drax”), one of Enviva’s UK-based customers, concluded that developing bioenergy with carbon capture and storage (“BECCS”) at Drax could save the UK energy system and consumers £4.5 billion over the subsequent decade while simultaneously delivering a carbon-negative solution.

Danish utility Ørsted, Enviva’s largest customer in Denmark, is working with Microsoft and Aker Carbon Capture, to explore ways to support the development of BECCS at Ørsted’s biomass-fired heat and power plants in Denmark. Because BECCS is one of the few scalable technologies to deliver negative emissions today, the Danish Economic Council expects BECCS to play a significant role in achieving the country’s target of a 70% reduction in GHG emissions by 2030 and considers the technology critical to a cost-competitive transition. BECCS is also widely accepted as an important instrument to limit the increase in global temperature to 1.5 degrees Celsius.

In Germany, regulations for long-term financial support for electricity and heat conversions from fossil fuels to biomass are expected to be announced mid-year as part of the priority initiatives of the Federal Ministry for Economic Affairs and Energy. The finalization of these regulations should pave a clear path for Enviva and its sponsor to finalize commercial discussions currently underway with a number of major German utilities and heat and power generators.

The Netherlands is one of the first EU countries to announce plans to eliminate natural gas from its energy mix. The current Dutch government coalition is committed to a 49% reduction in GHG emissions by 2030, which would surpass the existing EU target. Biomass is the largest source of renewable energy in the Netherlands today and, together with CCS technologies, plays an indispensable role in meeting the country’s emissions reduction goal. The Partnership and our sponsor, which have been serving customers in the Netherlands since 2012, are currently advancing multiple long-term contracts with additional European utilities and generators to deliver product into the Dutch power and heating markets.
Utilities have long been the prime consumers of biomass in Europe, but the global industrial sector is becoming an emerging market for the Partnership and our sponsor, where large steel mills, cement factories, and chemical plants are evaluating both coal-to-biomass switching and adding CCS infrastructure to their energy supply chain. The Partnership and our sponsor recently delivered test volumes to a large industrial conglomerate in Europe, to pilot biomass as a replacement for metallurgical coal in its steelmaking operations.

Given the growing market for our product in Europe, our sponsor has increased its presence in the region by adding additional employees to support sales and business development, shipping and logistics, and market and policy development in both the United Kingdom and Germany, and there are similar opportunities for potential new markets such as Poland. Specifically for Poland, we are seeking to replicate our market entry strategy in Japan, where we and our sponsor have been successful in securing approximately 3.7 million MTPY of long-term contracted demand to major utilities and power generators.

Favorable policy tailwinds in Japan continue to support further investment in this growing market. The Japanese Ministry of Economy, Trade and Industry (“METI”) is working to revise its Strategic Energy Plan by mid-2021 and the ruling Liberal Democratic Party’s Renewable Energy Caucus has commented that the share of renewable power in its 2030 energy mix should increase from a range of 22% to 24% under the current plan to at least 45%.

In April 2021, the working group under METI that has been tasked with considering regulatory measures to phase out inefficient coal-fired plants by 2030 reached an interim conclusion to increase minimum thermal efficiency of coal-fired power plants from 41% to 43% by 2030. Increasing the use of non-fossil fuel such as biomass is one of the most cost-effective ways for coal operators to increase thermal efficiency, and we expect this new thermal efficiency standard to drive incremental commercial opportunities.

In addition to the approximately 3.7 million MTPY of long-term off-take contracts the Partnership and our sponsor previously announced with Japanese counterparties, our sponsor recently executed a 21-year take-or-pay off-take contract to a biomass-fired power plant backed by a major Japanese utility, which is a new customer, and a major Japanese trading house, for 60,000 MTPY of wood pellets. The contract is subject to certain conditions precedent, which our sponsor expects to be met during 2021. Deliveries under the contract are expected to commence in 2024.

Along with Japan, Taiwan is currently one of the largest coal consumers in Asia. The Taiwanese government is actively addressing the challenges of decarbonizing its energy supply chain by leveraging both renewable energy sources and emerging technologies to reduce its reliance on coal-fired generation. Our sponsor recently hired a development team to support business and policy progress in this advancing market, and to assist major utilities and power generators in evaluating and effecting profitable conversions of coal to biomass-fired generation.

Finally, last week, President Biden committed to achieve a 50% to 52% reduction in GHG emissions in the United States by 2030 with an emphasis on American workers and industry tackling the climate crisis. This new target contemplates expanding carbon capture in industrial processes for cleaner steel and cement and enhancing carbon sinks like our forests.

As of April 1, 2021, the Partnership’s current production capacity is matched with a portfolio of firm, take-or-pay off-take contracts that has a total weighted-average remaining term of approximately 12.8 years and a total product sales backlog of approximately $14.5 billion. Assuming all volumes under the firm and contingent off-take contracts held by our sponsor, including the new 21-year, 60,000 MTPY off-take contract described above, were included, our total weighted-average remaining term and product sales backlog would increase to approximately 14.2 years and approximately $20.0 billion, respectively.

Sustainability

Healthy, growing forests remain one of the most critical tools in the fight to mitigate climate change, and sustainable forest management is part of every plan outlined by the UN Intergovernmental Panel on Climate Change (the “IPCC”) to limit global warming to less than 1.5 degrees Celsius. Specifically, the IPCC’s recent report, which was written by the leading world body for assessing the science related to climate change and is considered by global policymakers to be the blueprint for climate change mitigation, declared that “a sustainable forest management strategy aimed at maintaining or increasing forest carbon stocks, while producing an annual sustained yield of timber, fiber, or energy from the forest, will generate the largest sustained [climate change] mitigation benefit.”

Enviva’s wood pellets are sustainably produced from forests whose inventories have been growing over time. Enviva invests heavily in policies, systems, and third-party verification to ensure that our sourcing practices continue to support carbon stock and inventory growth in the working forest landscapes where we operate.

In an effort to transparently demonstrate our adherence to and accountability for sustainable forest management and wood sourcing, our sponsor developed our proprietary, industry-leading Track & Trace® system in 2017. Our Track & Trace system enables us to pinpoint precisely where our tracts are located, allowing us to clearly report the characteristics of the forests from which our feedstock originates. Our data demonstrate that, based on the more than 7,800 forest tracts from which we have purchased wood fiber since 2017, on average just under 32% of the volume from each harvest went to Enviva, while the remaining 68% of the volume went to other participants in the forest products sector, including those that manufacture products that ensure long-term carbon storage such as dimensional lumber, building products, and furniture. Enviva only uses low-value wood in its operations, and about 3% of the wood harvested in the U.S. Southeast is used to produce industrial-grade pellets.

Pursuant to Enviva’s Responsible Sourcing Policy, Enviva requires landowners to commit to replant following harvests in which Enviva participates. At the same time, the U.S. Department of Agriculture’s (“USDA”) Forest Service data demonstrate that healthy demand for forest products ensures that forests remain forests in large part because robust markets for forest products encourage ownership of and investment in forestland, and discourage its conversion to other non-forest uses.

The benefit to the environment is significant. According to the USDA, there are more trees and forests in our country today than there were 100 years ago, and the data show that, for the last 20 years, forest growth in the United States has exceeded removals by nearly 50%. In the U.S. Southeast, where our sustainable biomass is produced, forest stocks have increased more than 100% since 1953. As further detailed in our Track & Trace data, since the time we commenced operations there are 336 million more tons (a 16% increase) of wood inventory in our own catchment area after deducting all of the forest products and bioenergy produced from this growing resource.

International safeguards have been established to ensure the forest management objectives outlined by the IPCC are realized, and these safeguards reinforce the benefits of Enviva’s approach to ensuring sustainability. The report issued this January by the EU Joint Research Center (“JRC”), which provides independent scientific advice and support to EU policymakers, reiterated the importance of swiftly implementing the sustainability criteria for woody biomass that were approved in the EU’s most recent renewable energy directive (RED II). These criteria emphasize the importance of forest regeneration, protected areas, maintenance of soil quality and biodiversity, and maintenance of forests’ long-term production capacity.

As a leader in environmental stewardship, we and our sponsor have designed our practices in keeping with our values, as well as the standards and objectives espoused by the IPCC, the JRC, and other bodies focused on mitigating climate change. Our Track & Trace system and our renowned Responsible Sourcing Policy provide us with the commitments and methods we need to set goals and internally manage, measure, and improve our actions in furtherance of those goals, but we also subject ourselves to stringent third-party annual audits to ensure we maintain our certifications with independent, globally recognized, pioneering sustainability standards including FSC®, PEFC, SFI®, and SBP. This level of external validation and commitment is why industrial-scale energy producers in the EU and UK trusted Enviva to deliver roughly 30% of their wood pellet supply in 2020, enabling them to achieve their ambitious climate goals against the backdrop of increasingly exacting regulatory requirements on forest health and biodiversity.

Earlier this week, Enviva published its 2021 Implementation Plans under its Responsible Sourcing Policy, setting forth the actions we will take this year to ensure that our fiber sourcing continues to have a positive impact on the forest landscape from which we source, that we provide stakeholders with visibility into our wood sourcing, and that we continue to work collaboratively with partners in our supply chain to ensure healthy forests at the landscape scale.

Last week, we were also pleased to report jointly with The Longleaf Alliance on the progress we made in 2020, the first year of our five-year partnership with the goal of protecting and restoring longleaf pine forests, one of the most biodiverse ecosystems in North America. Enviva initiates appropriate biomass removal from such forests, which is a critical step in the longleaf restoration process because many existing longleaf forests need thinning, and millions of acres of former longleaf forests have been converted to other forest types. Our goal is to increase the acreage of longleaf pine forests and ecosystems across the U.S. Southeast, both on private and public lands. Enviva’s work to provide landowners interested in restoration with a market for the low-value wood that is removed during restoration operations delivers both environmental and economic advantages to the U.S. Southeast landscape, enhancing biodiversity.

Finally, consistent with our mission to displace coal, grow more trees, and fight climate change, we and our sponsor earlier this year announced our commitment to become net-zero in GHG emissions from our operations by 2030. As part of this commitment, we have committed to reduce or offset 100% of our Scope 1 emissions by 2030, and to secure 100% of our electricity needs from renewable sources by 2030 with an interim goal of 50% renewable electricity by 2025. We have also pledged to work closely with partners to reduce our Scope 3 emissions and, to that end, we recently announced a partnership with Mitsui O.S.K Lines, a long-time shipping partner of Enviva, to explore developing and deploying an environmentally friendly bulk carrier.

While the product we manufacture helps reduce the lifecycle GHG emissions of our customers, we believe there are additional opportunities within our operations and those of our supply chain partners to continue to reduce causes of climate change. We are also committed to environmental leadership in how we operate our facilities, where we and our sponsor have gone above and beyond environmental legal requirements by installing proven, state-of-the-art air emission control technology and established an industry-leading position that has been recognized by state regulatory agencies.

Partnership Development Activities

The Partnership continues its commissioning activities and the production ramp for the recently constructed expansion projects at its Northampton, North Carolina, and Southampton, Virginia wood pellet production plants. The Partnership continues to expect each plant to reach its expanded nameplate production capacity of approximately 750,000 and 760,000 MTPY, respectively, by the end of 2021.

As previously announced, the Partnership has commenced a series of additional growth projects (the “Multi-Plant Expansions”) at our wood pellet production plants in Sampson, North Carolina, Hamlet, North Carolina, and Cottondale, Florida, subject to receiving the necessary permits. By investing approximately $50.0 million to de-bottleneck manufacturing processes, eliminate certain costs, and increase production capacity, all while reducing GHG emissions, the Partnership continues to expect the Multi-Plant Expansions to generate approximately $20.0 million in total incremental annual adjusted EBITDA upon their completion and ramp-up. The Partnership expects to fund the Multi-Plant Expansions in accordance with our targeted 50/50 equity/debt capital structure and to finish the Multi-Plant Expansions by the end of 2022.

Sponsor Development Activities

Our sponsor continues to develop and construct wood pellet production and terminaling assets to serve growing global demand for our product using its “build and copy” approach:

•Construction of our sponsor’s fully contracted 750,000 MTPY wood pellet production plant in Lucedale, Mississippi (the “Lucedale plant”) continues, with completion expected in the middle of this year. The Lucedale plant is currently designed and permitted with an embedded expansion project that, if executed, would increase its production capacity from 750,000 MTPY to 1.1 million MTPY.

•Construction is ongoing at our sponsor’s deep-water marine terminal in Pascagoula, Mississippi (the “Pascagoula terminal”), which will have throughput capacity of more than 3 million MTPY. Construction is expected to be completed in the middle of this year, with the first shipment from the terminal expected later this year. When fully constructed, the Pascagoula terminal will be able to receive wood pellets by truck, rail, and barge, which will allow this world-class facility to leverage existing multimodal logistics in the region and preserve a low-cost advantage for the Pascagoula cluster.

•Our sponsor continues to progress the development of a fully contracted wood pellet production plant in Epes, Alabama. Our sponsor recently acquired a wood products mill adjacent to the Epes site and currently is evaluating utilizing the existing infrastructure there to reduce installation costs of the Epes plant, as well as increasing the Epes plant’s initial production capacity from 750,000 MTPY to more than one million MTPY, consistent with production levels contemplated by its existing air permit.

•Our sponsor recently advanced a site it controls in Bond, Mississippi to the next phase in its development process. This plant is expected to be designed to produce between 750,000 and more than 1 million MTPY. Given its close proximity to the Port of Pascagoula, production from a Bond plant would be delivered to the Pascagoula terminal by truck for export to customers around the world, replicating the low-cost position achieved through similar logistics at the Partnership’s Southampton, Virginia plant.

•Our sponsor continues to evaluate other sites for wood pellet production plants and deep-water marine export terminals across the U.S. Southeast to serve its growing backlog of long-term contracted demand, which currently exceeds $5.5 billion, as well as material contract volumes under negotiation with utilities and power generators in existing and evolving markets around the globe.

The Partnership expects to have the opportunity to acquire the wood pellet production and terminaling assets developed by our sponsor, along with associated long-term, take-or-pay off-take contracts with creditworthy customers, in future drop-down transactions.

First Quarter 2021 Earnings Call Details

Enviva will host a webcast and conference call on Thursday, April 29, at 10 a.m. Eastern time to discuss first-quarter 2021 results. The dial-in number for the call is (877) 328-5349, and the participant code is 2548420. Alternatively, the call can be accessed online at: https://services.choruscall.com/links/enviva210429Evq6jUHy.html. A replay of the conference call will be available on our website at www.envivabiomass.com after the live call concludes.

About Enviva Partners, LP

Enviva Partners, LP (NYSE: EVA) is a publicly traded master limited partnership that aggregates a natural resource, wood fiber, and processes it into a transportable form, wood pellets. The Partnership sells a significant majority of its wood pellets through long-term, take-or-pay off-take contracts with creditworthy customers in the United Kingdom, Europe, and increasingly in Japan. The Partnership owns and operates nine plants with a combined production capacity of approximately 5.3 million MTPY in Virginia, North Carolina, South Carolina, Georgia, Florida, and Mississippi. In addition, the Partnership exports wood pellets through its marine terminals at the Port of Chesapeake, Virginia and the Port of Wilmington, North Carolina and from third-party marine terminals in Savannah, Georgia, Mobile, Alabama, and Panama City, Florida.

To learn more about Enviva Partners, LP, please visit our website at www.envivabiomass.com and follow us on social media @Enviva.

Notice

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b)(4). Brokers and nominees should treat 100 percent of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial Statements

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except number of units)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,388	$10,004
Accounts receivable	83,257	124,212
Related-party receivables, net	—	2,414
Inventories	59,947	42,364
Prepaid expenses and other current assets	15,028	16,457
Total current assets	161,620	195,451
Property, plant and equipment, net	1,090,489	1,071,819
Operating lease right-of-use assets	50,509	51,434
Goodwill	99,660	99,660
Other long-term assets	9,629	11,248
Total assets	$1,411,907	$1,429,612
Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$28,540	$15,208
Related-party payables, net	10,986	—
Accrued and other current liabilities	79,637	108,976
Current portion of interest payable	11,706	24,642
Current portion of long-term debt and finance lease obligations	12,446	13,328
Total current liabilities	143,315	162,154
Long-term debt and finance lease obligations	955,347	912,721
Long-term operating lease liabilities	49,277	50,074
Deferred tax liabilities, net	13,199	13,217
Other long-term liabilities	13,011	15,419
Total liabilities	1,174,149	1,153,585
Commitments and contingencies
Partners’ capital:
Limited partners:
Common unitholders—public (26,439,758 and 26,209,862 units issued and outstanding at March 31, 2021 and December 31, 2020, respectively)	397,207	424,825
Common unitholder—sponsor (13,586,375 units issued and outstanding at March 31, 2021 and December 31, 2020)	27,948	41,816
General partner (1) (no outstanding units)	(139,615)	(142,404)
Accumulated other comprehensive loss	(4)	(18)
Total Enviva Partners, LP partners’ capital	285,536	324,219
Noncontrolling interests	(47,778)	(48,192)
Total partners’ capital	237,758	276,027
Total liabilities and partners’ capital	$1,411,907	$1,429,612
(1) Includes incentive distribution rights

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Product sales	$224,530	$197,853
Other revenue	16,514	6,624
Net revenue	241,044	204,477
Cost of goods sold	196,639	162,618
Loss on disposal of assets	1,644	912
Depreciation and amortization	20,452	13,640
Total cost of goods sold	218,735	177,170
Gross margin	22,309	27,307
General and administrative expenses	2,500	1,763
Related-party management services agreement fee	8,770	7,689
Total general and administrative expenses	11,270	9,452
Income from operations	11,039	17,855
Other (expense) income:
Interest expense	(12,632)	(10,394)
Other income, net	111	172
Total other expense, net	(12,521)	(10,222)
Net (loss) income before income tax benefit	(1,482)	7,633
Income tax benefit	(17)	—
Net (loss) income	(1,465)	7,633
Less net income attributable to noncontrolling interest	25	—
Net (loss) income attributable to Enviva Partners, LP	$(1,490)	$7,633
Net (loss) income per limited partner common unit:
Basic	$(0.27)	$0.10
Diluted	$(0.27)	$0.09
Weighted-average number of limited partner common units outstanding:
Common—basic	39,933	33,551
Common—diluted	39,933	35,436

Distributions declared per limited partner unit	$0.7850	$0.6800

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(1,465)	$7,633
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	20,882	13,965
MSA Fee Waivers	8,723	3,186
Amortization of debt issuance costs, debt premium and original issue discounts	1,753	407
Loss on disposal of assets	1,644	912
Unit-based compensation	2,656	2,158
Fair value changes in derivatives	166	(5,829)
Unrealized gains (losses) on foreign currency transactions, net	119	(35)
Change in operating assets and liabilities:
Accounts and insurance receivables	42,568	(7,604)
Related-party receivables	14,041	—
Prepaid expenses and other current and long-term assets	(124)	113
Inventories	(17,636)	(7,847)
Derivatives	1,033	(883)
Accounts payable, accrued liabilities and other current liabilities	(20,838)	9,526
Related-party payables	—	5,281
Deferred revenue	(4,818)	(2,257)
Accrued interest	(8,911)	9,751
Operating lease liabilities	(1,619)	(1,021)
Other long-term liabilities	(461)	448
Net cash provided by operating activities	37,713	27,904
Cash flows from investing activities:
Purchases of property, plant and equipment	(37,142)	(25,691)
Other	—	(3,769)
Net cash used in investing activities	(37,142)	(29,460)
Cash flows from financing activities:
Proceeds from senior secured revolving credit facility	46,000	70,000
Principal payments on other long-term debt and finance lease obligations	(4,029)	(903)
Cash paid related to debt issuance costs and deferred offering costs	—	(985)
Distributions to unitholders, distribution equivalent rights and incentive distribution rights holder	(41,082)	(26,571)
Payment for withholding tax associated with Long-Term Incentive Plan vesting	(8,076)	(3,727)
Payments in relation to the Hamlet Drop-Down	—	(40,000)
Net cash used in financing activities	(7,187)	(2,186)
Net decrease in cash, cash equivalents and restricted cash	(6,616)	(3,742)
Cash, cash equivalents and restricted cash, beginning of period	10,004	9,053
Cash, cash equivalents and restricted cash, end of period	$3,388	$5,311

ENVIVA PARTNERS, LP AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (continued)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Non-cash investing and financing activities:
Property, plant and equipment acquired included in accounts payable and accrued liabilities	$3,742	$19,435
Supplemental information:
Interest paid, net of capitalized interest	$23,934	$723

Non-GAAP Financial Measures
In addition to presenting our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), we use adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to measure our financial performance.

Adjusted Net Income
We define adjusted net income as net income excluding interest expense associated with incremental borrowings related to a fire that occurred in February 2018 at the Chesapeake terminal (the “Chesapeake Incident”) and Hurricanes Florence and Michael (the “Hurricane Events”), early retirement of debt obligation, and acquisition and integration and other costs, adjusting for the effect of certain sales and marketing, scheduling, sustainability, consultation, shipping, and risk management services (collectively, “Commercial Services”), and including certain non-cash waivers of fees for management services provided to us by our sponsor (collectively, “MSA Fee Waivers”). We believe that adjusted net income enhances investors’ ability to compare the past financial performance of our underlying operations with our current performance separate from certain items of gain or loss that we characterize as unrepresentative of our ongoing operations.

Adjusted Gross Margin and Adjusted Gross Margin per Metric Ton
We define adjusted gross margin as gross margin excluding loss on disposal of assets, depreciation and amortization, changes in unrealized derivative instruments related to hedged items included in gross margin, non-cash unit compensation expenses, and acquisition and integration costs and other, adjusting for the effect of Commercial Services, and including MSA Fee Waivers. We define adjusted gross margin per metric ton as adjusted gross margin per metric ton of wood pellets sold. We believe adjusted gross margin and adjusted gross margin per metric ton are meaningful measures because they compare our revenue-generating activities to our operating costs for a view of profitability and performance on a total-dollar and a per-metric ton basis. Adjusted gross margin and adjusted gross margin per metric ton will primarily be affected by our ability to meet targeted production volumes and to control direct and indirect costs associated with procurement and delivery of wood fiber to our wood pellet production plants and our production and distribution of wood pellets.

Adjusted EBITDA
We define adjusted EBITDA as net income excluding depreciation and amortization, interest expense, income tax expense (benefit), early retirement of debt obligations, non-cash unit compensation expense, loss on disposal of assets, changes in unrealized derivative instruments related to hedged items included in gross margin and other income and expense, and acquisition and integration costs and other, adjusting for the effect of Commercial Services, and including MSA Fee Waivers. Adjusted EBITDA is a supplemental measure used by our management and other users of our financial statements, such as investors, commercial banks and research analysts, to assess the financial performance of our assets without regard to financing methods or capital structure.

Distributable Cash Flow
We define distributable cash flow as adjusted EBITDA less maintenance capital expenditures, cash income tax expenses, and interest expense net of amortization of debt issuance costs, debt premium, original issue discounts, and the impact from incremental borrowings related to the Chesapeake

Incident and Hurricane Events. We use distributable cash flow as a performance metric to compare our cash-generating performance from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. We do not rely on distributable cash flow as a liquidity measure.

Limitations of Non-GAAP Financial Measures
Adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition and results of operations. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. Each of these non-GAAP financial measures has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP.

Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The estimated incremental adjusted EBITDA that can be expected from the Multi-Plant Expansions is based on an internal financial analysis of the anticipated benefit from the incremental production capacity and cost savings at the Sampson, Hamlet, and Cottondale plants and is based on numerous assumptions that are subject to significant risks and uncertainties. Those assumptions are inherently uncertain and subject to significant business, economic, financial, regulatory, and competitive risks and uncertainties that could cause actual results and amounts to differ materially from such estimate. A reconciliation of the estimated incremental adjusted EBITDA expected to be generated by the Multi-Plant Expansions to the closest GAAP financial measure, net income, is not provided because net income expected to be generated by the expansions is not available without unreasonable effort, in part because the amount of estimated incremental interest expense related to the financing of the expansions and depreciation is not available at this time.

The following tables present a reconciliation of adjusted net income, adjusted gross margin, adjusted gross margin per metric ton, adjusted EBITDA, and distributable cash flow to the most directly comparable GAAP financial measures, as applicable, for each of the periods indicated.

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Reconciliation of net (loss) income to adjusted net income:
Net (loss) income	$(1,465)	$7,633
Acquisition and integration costs and other	134	—
MSA Fee Waivers	8,723	3,185
Interest expense from incremental borrowings related to Chesapeake Incident and Hurricane Events	—	570
Commercial Services	—	(2,257)
Adjusted net income	$7,392	$9,131

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Reconciliation of gross margin to adjusted gross margin and adjusted gross margin per metric ton:
Gross margin	$22,309	$27,307
Loss on disposal of assets	1,644	912
Non-cash unit compensation expense	472	471
Depreciation and amortization	20,452	13,640
Changes in unrealized derivative instruments	1,160	(6,795)
MSA Fee Waivers	3,059	—
Commercial Services	—	(2,257)
Adjusted gross margin	$49,096	$33,278
Metric tons sold	1,149	1,004
Adjusted gross margin per metric ton	$42.73	$33.15

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Reconciliation of net (loss) income to adjusted EBITDA:
Net (loss) income	$(1,465)	$7,633
Add:
Depreciation and amortization	20,881	13,950
Interest expense	12,632	10,394
Non-cash unit compensation expense	2,656	2,158
Income tax benefit	(17)	—
Loss on disposal of assets	1,644	912
Changes in unrealized derivative instruments	1,160	(6,795)
MSA Fee Waivers	8,723	3,185
Acquisition and integration costs and other	134	—
Commercial Services	—	(2,257)
Adjusted EBITDA	46,348	29,180
Less:
Interest expense, net of amortization of debt issuance costs, debt premium, original issue discount, and impact from incremental borrowings related to Chesapeake Incident and Hurricane Events	12,023	9,418
Maintenance capital expenditures	3,904	1,134
Distributable cash flow attributable to Enviva Partners, LP	30,421	18,628
Less: Distributable cash flow attributable to incentive distribution rights	8,322	3,457
Distributable cash flow attributable to Enviva Partners, LP limited partners	$22,099	$15,171

Cash distributions declared attributable to Enviva Partners, LP limited partners	$31,426	$22,856

Distribution coverage ratio	0.70	0.66

The following table provides a reconciliation of the estimated range of adjusted EBITDA to the estimated range of net income, in each case for the twelve months ending December 31, 2021 (in millions):

Twelve Months Ending December 31, 2021
Estimated net income	$42.3 - 62.3
Add:
Depreciation and amortization	89.6
Interest expense	58.7
Income tax expenses	0.9
Non-cash unit compensation expense	11.0
Loss on disposal of assets	3.8
Changes in unrealized derivative instruments	1.2
MSA Fee Waivers[1]	21.0
Acquisition and integration costs	1.5
Estimated adjusted EBITDA	$230.0 - 250.0
Less:
Interest expense net of amortization of debt issuance costs, debt premium, and original issue discount	57.0
Maintenance capital expenditures	13.0
Estimated distributable cash flow	$160.0 - 180.0

1.Includes primarily expected $19.0 million of MSA Fee Waivers associated with the acquisition of Enviva Pellets Greenwood, LLC

Cautionary Note Concerning Forward-Looking Statements
Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: (i) the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our wood pellet production plants or deep-water marine terminals; (ii) the prices at which we are able to sell our products; (iii) our ability to successfully negotiate, complete, and integrate drop-down or third-party acquisitions, including the associated contracts, or to realize the anticipated benefits of such acquisitions; (iv) failure of our customers, vendors, and shipping partners to pay or perform their contractual obligations to us; (v) our inability to successfully execute our project development, expansion, and construction activities on time and within budget; (vi) the creditworthiness of our contract counterparties; (vii) the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers; (viii) changes in the price and availability of natural gas, coal, or other sources of energy; (ix) changes in prevailing economic conditions; (x) unanticipated ground, grade or water conditions; (xi) inclement or hazardous environmental conditions, including extreme precipitation, temperatures, and flooding; (xii) fires, explosions, or other accidents; (xiii) changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry, or power, heat, and combined heat and power generators; (xiv) changes in the regulatory treatment of biomass in core and emerging markets; (xv) our inability to acquire or maintain necessary permits or rights for our production, transportation, or terminaling operations; (xvi) changes in the price and availability of transportation; (xvii) changes in foreign currency exchange or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto; (xviii) risks related to our indebtedness; (xix) our failure to maintain effective quality control systems at our wood pellet production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers; (xx) changes in the quality specifications for our products that are required by our customers; (xxi) labor disputes, unionization or similar collective actions; (xxii) our inability to hire, train or retain qualified personnel to manage and operate our business and newly acquired assets; (xxiii) the effects of the exit of the UK from the EU on our and our customers’ businesses; (xxiv) our inability to borrow funds and access capital markets; and (xxv) viral contagions or pandemic diseases, such as the recent outbreak of a novel strain of coronavirus known as COVID-19.
For additional information regarding known material factors that could cause the Partnership’s actual results to differ from projected results, please read our filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q most recently filed with the SEC. Readers are cautioned not to place undue reliance on forward-

looking statements, which speak only as of the date thereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information or future events or otherwise.
Investor Contact:

Kate Walsh
Vice President, Investor Relations
ir@envivapartners.com